Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS RECORD FISCAL 2014 FOURTH QUARTER
SALES AND OPERATING RESULTS

Milwaukee, Wisconsin – August 5, 2014-- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal fourth quarter and year ended June 29, 2014.

Fourth Quarter

Net sales for the fourth quarter ended June 29, 2014 were $102.1 million, compared to net sales of $80.5 million for the fourth quarter ended June 30, 2013.  Net income was $5.7 million in the current year quarter compared to $3.2 million in the prior year quarter. Diluted earnings per share for the 2014 fourth quarter were $1.58 compared to $.92 in the prior year quarter.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	June 29, 2014	June 30, 2013
Chrysler Group LLC	$33,036	$27,219
General Motors Company	30,308	14,320
Ford Motor Company	12,198	11,999
Tier 1 Customers	15,425	16,266
Commercial and Other OEM Customers	9,016	8,273
Hyundai / Kia	2,079	2,394
TOTAL	$102,062	$80,471

Increased sales to Chrysler Group LLC in the current year quarter was primarily due to higher customer vehicle production volumes and increased content on models for which we supply components.  The increase in sales to General Motors Company in the current year quarter was primarily attributed to incremental service parts sales of $11 million, higher vehicle production volume, and greater product content on models introduced during the 2014 model year.   The incremental service parts sales will continue into the first quarter of fiscal year 2015 after which service parts sales will likely return to more normal levels during the second half of the new fiscal year.  Sales to Ford Motor Company in the current year quarter were flat.  Sales to Tier 1 Customers during the current year quarter decreased slightly in comparison to the prior year quarter.  These customers represent primarily other vehicle access control products, such as latches, fobs, and driver controls, that we have developed in recent years to complement our historic core business of locks and keys.  The reduction in sales to Hyundai / Kia in the current year quarter was principally due to lower customer vehicle production volume and the discontinuation of a vehicle model for which we had been supplying components.

Gross profit margins were 20.0 percent in the current year quarter compared to 18.2 percent in the prior year quarter.  The increase in gross profit margin in the current year quarter was attributed to a more favorable product sales mix, higher overhead absorption from increased customer vehicle production volumes and a favorable Mexican Peso to U.S. Dollar exchange rate affecting our operations in Mexico.  Items adversely impacting gross margin during the current quarter were higher raw material costs for zinc and higher expense provisions for the company’s incentive bonus plans as compared to the prior year quarter.

Operating expenses were $10.8 million in the current year quarter and $9.3 million in the prior year quarter.  As a percent of net sales in the current quarter operating expenses decreased to 10.6% from 11.6% in comparison to the prior year quarter.  The major contributors to the increased spending during the current quarter were higher engineering development costs and higher expense provisions for our incentive bonus program.

Included in Other Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	June 29, 2014	June 30, 2013
Equity Earnings of VAST LLC Joint Venture	$99	$177
Foreign Currency Transaction (Loss) Gain	(110)	905
Impact of Mexican Peso Option Contracts, Net Loss	-	(9)
Other	86	23
	$75	$1,096

During the current year quarter STRATTEC contributed $2.5 million to its Defined Benefit Pension Trust to improve the overall funded status of the Plan.

Full Year

STRATTEC’s fiscal 2014 net sales reached a record high, exceeding the prior year record by approximately 17% and diluted earnings per share increased approximately 69% in comparison to the prior year. (See NOTE below regarding prior year pension settlement charge).

For the fiscal year ended June 29, 2014, net sales were $348.4 million compared to net sales of $298.2 million during fiscal 2013.  Net income for fiscal 2014 was $16.4 million compared to net income of $9.4 million in the prior year period.  Diluted earnings per share for the current year were $4.59 compared to diluted earnings per share of $2.72 in the prior year.  NOTE:  The prior year included a $2.1 million pre-tax pension settlement charge that reduced diluted earnings per share by $.39.

Frank Krejci, President and CEO commented:  “In 2000, we began to transform the Company through the creation of our global alliance, VAST.  Since that time, we have also worked to broaden our product portfolio.  I am honored to report that as a result of these and other strategic initiatives, STRATTEC set a sales record both this quarter and for this fiscal year, set a quarterly earnings record and set a record for profit sharing among its associates.  In addition to these record results, we continue to make significant progress in global coordination and new strategic initiatives.  Another recent milestone of note is that STRATTEC’s stock was added to the Russell 2000.”

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company's products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands, except per share amounts)

	Fourth Quarter Ended		Years Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
	(Unaudited)		(Unaudited)

Net Sales	$102,062	$80,471	$348,419	$298,179
Cost of Goods Sold	81,614	65,846	282,621	244,313
Gross Profit	20,448	14,625	65,798	53,866

Engineering, Selling &
Administrative Expenses	10,797	9,308	39,274	34,934
Loss on Settlement of Pension Obligations	-	-	-	2,144
Income from Operations	9,651	5,317	26,524	16,788

Interest Income	42	5	106	21
Interest Expense	(8)	(9)	(45)	(34)
Other Income, Net	75	1,096	1,229	104
Income before Provision for Income Taxes and Non-Controlling Interest	9,760	6,409	27,814	16,879

Provision for Income Taxes	3,372	2,489	8,674	5,366

Net Income	$6,388	$3,920	$19,140	$11,513

Net Income Attributable to Non-Controlling Interest	649	703	2,716	2,138

Net Income Attributable to STRATTEC SECURITY CORPORATION	$5,739	$3,217	$16,424	$9,375

Earnings Per Share:
Basic	$1.62	$0.94	$4.70	$2.77
Diluted	$1.58	$0.92	$4.59	$2.72
Average Basic
Shares Outstanding	3,476	3,356	3,428	3,327

Average Diluted
Shares Outstanding	3,571	3,433	3,513	3,379

Other
Capital Expenditures	$3,431	$4,710	$12,812	$12,515
Depreciation & Amortization	$2,054	$2,116	$8,267	$7,490

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	June 29, 2014	June 30, 2013
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$19,756	$20,307
Receivables, net	68,822	47,514
Inventories, net	30,502	24,312
Other current assets	16,559	14,366
Total Current Assets	135,639	106,499
Investment in Joint Ventures	9,977	9,166
Other Long Term Assets	11,639	2,420
Property, Plant and Equipment, Net	55,781	51,415
	$213,036	$169,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$36,053	$25,543
Borrowings Under Credit Facility	-	2,250
Other	29,210	22,932
Total Current Liabilities	65,263	50,725
Accrued Pension and Post Retirement Obligations	3,842	4,181
Borrowings Under Credit Facility	2,500	-
Deferred Income Taxes	5,127	1,009
Other Long-term Liabilities	1,401	1,705
Shareholders’ Equity	281,623	262,368
Accumulated Other Comprehensive Loss	(20,198)	(22,212)
Less: Treasury Stock	(135,919)	(135,938)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	125,506	104,218
Non-Controlling Interest	9,397	7,662
Total Shareholders’ Equity	134,903	111,880
	$213,036	$169,500

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Fourth Quarter Ended		Years Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
	(Unaudited)		(Unaudited)
Cash Flows from Operating Activities:
Net Income	$6,388	$3,920	$19,140	$11,513
Adjustment to Reconcile Net Income to
Cash Provided by Operating Activities:
Equity (Earnings) Loss in Joint Ventures	(99)	(177)	(957)	225
Depreciation and Amortization	2,054	2,116	8,267	7,490
Foreign Currency Transaction Loss (Gain)	110	(905)	36	395
Unrealized Loss (Gain) on Foreign Currency Option Contracts	-	29	-	(395)
Deferred Income Taxes	1,447	3,847	1,447	3,847
Stock Based Compensation Expense	248	306	1,128	1,062
Loss on Settlement of Pension Obligation	-	-	-	2,144
Change in Operating Assets/Liabilities	(8,113)	(1,455)	(17,828)	(10,743)
Other, net	172	55	286	127

Net Cash Provided by Operating Activities	2,207	7,736	11,519	15,665

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	(765)	-	(965)
Additions to Property, Plant and Equipment	(3,431)	(4,710)	(12,812)	(12,515)
Proceeds from Sale of Property, Plant and Equipment	25	5	71	91
Other	-	-	(285)	-
Net Cash Used in Investing Activities	(3,406)	(5,470)	(13,026)	(13,389)

Cash Flows from Financing Activities:
Borrowings Under Credit Facility	-	750	1,250	3,250
Repayments Under Credit Facility	-	-	(1,000)	(1,000)
Dividends Paid	(390)	-	(1,542)	(1,352)
Dividends Paid to Non-Controlling Interest Of Subsidiaries	-	-	(984)	(1,331)
Excess Tax Benefits from Stock Based Compensation	40	206	495	270
Exercise of Stock Options and Employee Stock Purchases	769	557	2,742	823

Net Cash Provided by Financing Activities	419	1,513	961	660

Foreign Currency Impact on Cash	42	273	(5)	(116)

Net (Decrease) Increase in Cash & Cash Equivalents	(738)	4,052	(551)	2,820

Cash and Cash Equivalents:
Beginning of Period	20,494	16,255	20,307	17,487
End of Period	$19,756	$20,307	$19,756	$20,307